SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                                     Allied Research Corporation

June 4, 1999


                AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS


Dear Fellow Shareholder:

The Future.  Which way is better?

Zilkha admits they have no specific plan to manage Allied. With their statement, "...until we replace the Board and are able to analyze the company from the inside, it is impossible to develop...specific plans", Zilkha continues to demonstrate little current understanding of Allied's business, and has therefore, offered no clear, specific, or credible plan for the management of Allied's business.

How would Colt's handgun litigation affect Allied? Zilkha's key holding, Colt's Manufacturing Co., is already under legal attack by well-funded trial lawyer groups who, if successful, will punish handgun makers like Colt's. How would this affect Allied?

Zilkha could adversely impact Allied's current business base. Allied's current defense business has been carefully crafted through years of personal relationships with skilled technical representatives working with international defense department decision-makers. These strong business bonds could disappear in an instant if Zilkha gains control of your company.

Allied Research Today:  On a Steady Course With Solid Management.

o    15 consecutive quarters of solid profitability.

o    Shareholder Equity up 76% in just three years.

o Allied acquired the VSK Group, a commercial electronic security business which grew 30% in 1998 and now provides Allied with an increasing percentage of its corporate profits.

How the Financial Community Responded to Zilkha's Tactics.

o Al Frank, publisher of the influential, respected and highly-successful The Prudent Speculator, warmly endorsed present management. "...we strongly oppose [Zilkha's] attempt to elect a new slate of directors to replace Allied's Board...we hardly think replacing a management team that has produced earnings per share of $1.08, $1.85 and $1.73 in the last three years is in shareholders best interest."

o    The  Washington  Post sniffed out what well may be Zilkha's  hidden agenda:
     "Then he could unload Allied's industrial security operations for a few million dollars and pocket the $22.8 million cash in Allied's bank accounts." Cash that Allied needs to fund its future growth.

Zilkha's Financing Proposal:  An Offer We Could and Did Refuse.

Zilkha presented Allied with a self serving, unnecessary and highly dilutive convertible note financing proposal which included a demand for Board seats that would give Zilkha virtual control of your company without offering any benefit to all shareholders. Our President met with Zilkha and presented Zilkha's written proposal to the Allied Board. When politely rebuffed for obvious sound business reasons, Zilkha acquired his present Allied holdings on March 30, 1999. Just 28 days later he launched his attack.

A Realistic Action Plan is Building a Strong Allied Research.

Under the current Board, Allied Research has in place a fully-tested and successful strategic business plan. We've used our defense base to create cash reserves that have allowed Allied to diversify into the growing electronic security industry.

Positive Plans for Solid Growth.

We will continue to seek out and listen to all constructive ideas, both from shareholders and advisors, and act on those that are in the best interest of all shareholders.

We fully expect that increased oil prices will loosen up Middle Eastern defense budgets, driving up backlog at our key defense unit and fueling our diversified growth.

We will intensify our commercial acquisition program, adding to our successful effort.

And, we promise to step up our efforts to keep all shareholders, media and institutional investors advisors absolutely current with our actions and future plans to grow Allied Research profitably and maximize total shareholder return.

On behalf of your current Board of Directors,


/s/ J. R. Sculley
J. R. Sculley
Chairman and
Chief Executive Officer

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                                    IMPORTANT

Regardless of the number of shares of Allied Research you own, your vote is important. Please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD.

Do not vote the opposition gold proxy card, even to oppose their nominees. If you have already done so, you may change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

If you own your shares in the name of a brokerage firm, your shares will not be voted unless you give your broker specific instructions. So please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                            Toll free: (877) 460-4348

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                MAKE THE RIGHT CHOICE - VOTE THE WHITE PROXY CARD